Press Release
FOR IMMEDIATE RELEASE

ALCAN EARNINGS RISE SHARPLY IN SECOND QUARTER
Operating discipline and improved market conditions drive strong performance

FINANCIAL HIGHLIGHTS

  Operating earnings for the second quarter of 2004 were US$0.63 per share, up 34% year-over-year and 29% sequentially; and

  Income from continuing operations was US$0.78 per share, compared to US$0.07 per share in the year-ago quarter and US$0.34 per share in the first quarter of 2004.

  Improved results across all business groups year over year.

  Pechiney integration on track with US$23 million of synergy benefits realized to date.

MONTREAL, CANADA - August 5, 2004 - Alcan Inc. (NYSE, TSX: AL) today reported second quarter income from continuing operations of US$289 million or US$0.78 per common share, up from US$23 million or US$0.07 per common share a year earlier.  Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$234 million or US$0.63 per common share, up from US$153 million or US$0.47 per common share a year earlier.

"Our sharp operating focus combined with improved market fundamentals made this an outstanding quarter," said Travis Engen, President and Chief Executive Officer. "Once again, we have clearly demonstrated our ability to deliver solid bottom-line performance while making major strides towards our objective of maximizing value. The integration of Pechiney is progressing well, with US$23 million of synergies captured to date, and we are on track to complete the strategic spin-off of our rolled products business by year-end".

"With the benefit of improving industry conditions and our relentless focus on execution, there is every reason to be confident in Alcan's future prospects," he added.

Operating earnings for the second quarter of 2004 were US$234 million, up US$81 million from the comparable quarter of last year. Benefits from higher prices, improved volumes and contributions from acquisitions and synergies were partially offset by mark-to-market losses on derivatives of US$0.08 per share and integration expenses of US$0.04 per share.  Compared to the first quarter of 2004, operating earnings were up US$54 million, reflecting higher London Metal Exchange (LME) prices, improved business conditions and normal seasonal volume increases.

Income from continuing operations for the second quarter of 2004 included a non-cash, after-tax gain of US$63 million (US$0.17 per share), for the effects of foreign currency balance sheet translation, compared to an after-tax loss of US$156 million (US$0.48 per share), in the year-ago quarter.  Also included in net income from continuing operations for the second quarter was a net after-tax charge of US$8 million (US$0.02 per share) for Other Specified Items versus a net after-tax gain of US$26 million (US$0.08 per share), in the corresponding period of 2003.  Other Specified Items are detailed in the table below.

			First
	Second Quarter		Quarter
(US$ millions, except where indicated)	2004	2003	2004

Operating earnings - excluding foreign currency balance
sheet translation and Other Specified Items*	234	153	180

Foreign currency balance sheet translation	63	(156)	9

Other Specified Items
Synergy costs	(8)	-	(8)
Restructuring charges	(5)	(10)	(5)
Asset impairment	(1)	-	-
Gain from non-routine sales of assets, businesses
and investments	42	41	5
Tax adjustments	(46)	(2)	3
Legal and environmental provisions	(1)	-	-
Pechiney financing-related loss	-	-	(2)
Purchase accounting adjustments related to inventory
and in-process research and development	-	-	(56)
Other	11	(3)	(1)

Other Specified Items (sub-total)	(8)	26	(64)
Income from continuing operations	289	23	125
Income (Loss) from discontinued operations	42	(115)	(19)
Net income (loss)	331	(92)	106

Earnings per share (US$ per share)
Operating earnings	0.63	0.47	0.49
Income from continuing operations	0.78	0.07	0.34
Net income (Loss)	0.89	(0.29)	0.29

Average number of shares outstanding (millions)	368.1	321.7	367.1

* See Operating Earnings from Continuing Operations for an explanation of the Company's use of this measure.
Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses as discontinued operations.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  The modest strengthening of the U.S. dollar in the second quarter of 2004, principally against the Canadian dollar, resulted in the Company recording translation gains of US$63 million as compared to losses of US$156 million in the year-ago quarter.  Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

Other Specified Items

Other Specified Items (OSIs - see Definitions) in the second quarter produced a net after-tax charge of US$8 million versus a net after-tax gain of US$26 million a year ago.  OSIs in the second quarter of 2004 included a deferred tax charge of US$46 million related to a restructuring of Pechiney's subsidiaries, a gain of US$42 million resulting from a dilution in the Company's interest in an anode-producing joint venture in the Netherlands, synergy costs of US$8 million related to the Pechiney and FlexPac acquisitions, and a gain related to changes in a pension program in Brazil (included in Other).  In the second quarter of 2003, OSIs comprised mainly after-tax gains of US$41 million on the sale of non-core assets, partially offset by US$10 million of after-tax charges for plant closures.  OSIs in the first quarter of 2004 included one-time purchase accounting adjustments of US$56 million related to Pechiney inventory revaluation, synergy costs of US$8 million, restructuring charges of US$5 million for various operations in North America, a gain of US$5 million on the sale of assets in the U.K. and favourable tax adjustments of US$3 million related to the settlement of a tax issue in Germany.

Net Income

Discontinued operations include the results of the Ravenswood rolled products facility in the U.S., copper, ores and concentrates trading activities and certain non-core engineered products operations.  After-tax income from discontinued operations was US$42 million in the second quarter, which included a gain on sale of packaging operations of US$27 million and mark-to-market gains on derivatives of US$30 million mainly related to the trading activities referred to above.  The after-tax loss of US$115 million a year earlier was mainly related to impairment charges of discontinued operations.  After including the results of discontinued operations, the Company reported net income of US$331 million (US$0.89 per common share) compared to a net loss of US$92 million (US$0.29 per common share) a year earlier.  Net income was US$106 million (US$0.29 per common share) in the first quarter of 2004.

Integration Costs and Other Items

Included in the operating results for the second quarter were pre-tax expenses of US$20 million associated with the integration of Pechiney.  Year to date, integration costs total US$27 million.  These expenses do not form part of the costs to realize synergy benefits, but principally reflect those expenses incurred in order to align management and compliance systems.

Operating results for the second quarter included a pre-tax loss of US$27 million arising from the marking to market of derivatives compared to a pre-tax gain of US$25 million in the year-ago quarter.  Also included in the second quarter were stock option expenses of US$2 million, unchanged from the year-ago quarter.

For the quarter, the average number of common shares outstanding was 368.1 million compared to 321.7 million in the comparable year-ago quarter and 367.1 million in the first quarter of 2004.  The year-over-year increase reflects the additional shares issued in connection with the Pechiney acquisition.  At June 30, 2004, there were 368.2 million shares outstanding.

Sales and Operating Revenues

	Second Quarter		First Quarter
(US$ millions, unless otherwise noted)	2004	2003	2004
Sales & operating revenues	6,252	3,505	6,078

Shipments (thousands of tonnes)
Ingot products*	586	379	565
Rolled products	666	530	645
Conversion of customer-owned metal	106	99	100
Aluminum used in engineered products & packaging	177	141	160
Total aluminum volume	1,535	1,149	1,470

Ingot product realizations (US$ per tonne)	1,862	1,599	1,783
Average London Metal Exchange 3-month price
(US$ per tonne)	1,686	1,379	1,666
* Includes primary and secondary ingot and scrap
Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were US$6.3 billion in the second quarter, up US$2.7 billion from a year earlier.  Of the increase, approximately US$2.5 billion was the result of acquisitions, primarily Pechiney, with the remainder reflecting higher prices, improved volumes and the stronger euro.  Revenues were higher than in the first quarter of 2004 due to higher aluminum prices and seasonally stronger volumes.

Total aluminum volume, at 1,535 thousand tonnes (kt), was up 386 kt from a year earlier and 65 kt from the preceding quarter.  The year-over-year increase largely reflects the acquisition of Pechiney, while the quarter-over-quarter increase largely reflects normal seasonal volume patterns.

Ingot product realizations, at US$1,862 per tonne, were US$263 per tonne higher than in the year-ago quarter and US$79 per tonne higher than in the first quarter, reflecting a tighter balance between supply and demand for primary aluminum.  As a result of these conditions, LME prices as well as local market premia have improved.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

Business Group Profit

Business Group Profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, which are not under the control of the business groups.  These items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with past practice and reflects the way the business groups are managed.  However, with the adoption of U.S. GAAP, the BGP of these joint ventures is now removed from Total BGP for the Company and their net after-tax results are reported as equity income.

The change in fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

During the second quarter, Pechiney's trading activities were integrated within Alcan's business group structure with the exception of the copper, ores and concentrates business, which is now reported in discontinued operations.

For the second quarter of 2004, total BGP was US$980 million, more than double the level in the comparable year-ago quarter and US$125 million higher than in the first quarter.

			First
	Second Quarter		Quarter
(US$ millions)	2004	2003	2004

Business Group Profit (BGP)
Bauxite and Alumina	137	45	94
Primary Metal	476	159	394
Rolled Products Americas and Asia	103	93	105
Rolled Products Europe	70	65	65
Engineered Products	73	24	67
Packaging	167	90	168
Segregated Businesses	18	-	19
Equity accounted joint venture eliminations	(52)	(39)	(53)
Change in fair market value of derivatives	(12)	33	(4)
Total BGP	980	470	855

Corporate Items
Intersegment, corporate offices and other	(137)	(32)	(250)
Depreciation & amortization	(329)	(216)	(340)
Interest	(87)	(54)	(94)
Income taxes	(140)	(144)	(51)
Equity income	17	11	16
Minority interests	(15)	(12)	(11)

Income from continuing operations	289	23	125

Prior period information has been restated to reflect the reclassification of certain businesses as discontinued operations and, except for currency derivatives related to the Company's Korean subsidiary, the removal of changes in the fair market value of derivatives from individual business group profits.

Bauxite and Alumina: The group reported BGP for the second quarter of US$137 million, up US$92 million from the year-ago quarter.  The increase reflected benefits from the acquisition of Pechiney, higher alumina prices, and balance sheet translation gains resulting from a modest strengthening of the US dollar during the quarter.  These favorable variances were reduced by higher raw material prices and by the unfavourable impact of currency movements on operating costs.  Compared to the first quarter of 2004, BGP increased by US$43 million mainly due to higher alumina prices and the favourable impact of foreign currency balance sheet translation.  Reduced demand for alumina from China in recent months has resulted in softening spot market prices.  The Company's alumina realizations, however, are expected to remain firm in the third quarter as selling prices under long-term contracts are linked to LME aluminum prices.  Assuming ongoing strength in the Canadian and Australian dollars relative to the US dollar, year-over-year operating cost comparisons will be negatively affected in the third quarter.

Primary Metal: BGP was US$476 million, an increase of US$317 million from a year earlier.  Higher metal price realizations, contributions from Pechiney operations and balance sheet translation gains were partially offset by the adverse impact of currency movements on operating costs, and costs related to the closure of Söderberg capacity at the Arvida complex in Quebec, which was completed in April.  On a sequential quarter basis, BGP increased by US$82 million mainly as a result of higher metal price realizations, higher technology and ferro-alloy sales and the favourable impact of foreign currency balance sheet translation.  This was partially offset by additional costs related to the shutdown of capacity at Arvida. Strong demand for value-added ingot products is foreseen to continue in the third quarter. Assuming ongoing strength in the Canadian dollar relative to the US dollar, year-over-year operating cost comparisons will be negatively affected in the third quarter.

Rolled Products Americas and Asia: BGP was US$103 million, up US$10 million from the year-ago quarter, reflecting record shipments on strengthening market conditions in Asia and North America and market share improvements in South America.  In addition, price spreads between recycled metal and primary aluminum continued to improve, more than offsetting the impact of negative metal price lags.  Compared to the first quarter, BGP was largely unchanged. Benefits of improving market conditions and the normal seasonal pick-up in North American demand were offset by the negative impact of metal price lags.  The acquisition of Pechiney does not materially affect this group.  For the third quarter, volumes are expected to increase marginally in North and South America, but will be seasonally lower in Asia.

Rolled Products Europe: BGP was US$70 million, an increase of US$5 million over the year-ago quarter.  The improvement mainly reflected positive metal effects, the translation of euro-denominated results into US dollars and the contribution of operations acquired from Pechiney.  While some end markets are slowly recovering in Europe, the strong euro continues to keep margins and volumes under pressure.  In response to the challenging market conditions the group is focused on optimizing its portfolio of products and reducing costs. BGP was US$5 million higher than in the first quarter.  Since January 2004, the group includes foil-rolling operations that were previously included in the Packaging group, and prior period information has been restated accordingly.  Due to normal summer seasonal effects, volumes are expected to be slightly lower in the third quarter.

Engineered Products: BGP for the second quarter was US$73 million, an increase of US$49 million over the year-ago quarter.  Two thirds of the increase was due to the acquisition of Pechiney with the remainder coming from higher volumes, mix improvements and contributions from the Baltek and Gator-Cor acquisitions.  BGP was US$6 million higher than in the first quarter of 2004 reflecting benefits from the acceleration of the Richmond composite plant closure, further volume improvements in composites and service centres and continuing good performances from the other EP businesses.  In the third quarter, volumes are expected to decrease due to normal seasonal effects associated with the European summer vacation period.

Packaging: BGP was US$167 million, up US$77 million from a year earlier but essentially unchanged from the first quarter.  The significant year-over-year increase was primarily due to the acquisitions of Pechiney and FlexPac, the realization of the associated merger synergies, cost benefits from restructuring programs and the positive impact from foreign currency movements.  Compared with the first quarter, volume growth, cost savings and incremental merger synergies contributed US$13 million.  This improvement was offset mainly by integration costs.  While business conditions are expected to remain mixed, the progressive realization of merger synergies should strengthen results during the remainder of 2004.

Segregated Businesses: These include the BGP of operations identified for potential divestment under the terms of the Pechiney acquisition.  These assets are being held separate and managed by independent trustees.  Operations in this category include the Neuf-Brisach, Rugles and Annecy rolling mills and aluminum cartridges packaging operations.  The Ravenswood rolling mill is also under independent management, but its results are included in discontinued operations as U.S. competition regulators have required its divestment.

Change in fair market value of derivatives: For the second quarter of 2004, BGP included a loss of US$12 million, with a further loss of US$15 million included in Intersegment, corporate offices and other.  The Company uses derivatives to hedge specific, underlying exposures which will offset these largely non-cash, mark-to-market losses over time.  Pending a review of its currency exposures, Alcan has elected not to use hedge accounting for most of its currency derivatives.  In the future, the Company will adopt hedge accounting where appropriate, largely eliminating the impact of mark-to-market fluctuations on income.

Corporate Items

Intersegment, corporate offices and other include the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items.  The sequential quarter decline mainly reflects the fact that the second quarter included a pre-tax gain of US$42 million on the dilution of the Alcan's interest in a joint venture, while the first quarter included a pre-tax charge of US$84 million for purchase accounting adjustments related to Pechiney inventories. The year-over-year increase largely reflects the addition of Pechiney and greater intercompany profit deferrals, mainly due to increased metal prices. The year ago quarter also included a pre-tax gain of US$33 million on the sale of an investment.

Depreciation and amortization, at US$329 million, was US$113 million higher than in the year-ago quarter primarily reflecting the impact of the Pechiney acquisition.  Compared with the first quarter of 2004, depreciation and amortization was US$11 million lower reflecting purchase-accounting adjustments to fixed assets.  Capital spending was 83% of depreciation versus 93% in the year-ago quarter and 78% in the prior quarter.

Interest expense of US$87 million for the second quarter was higher than in the prior-year quarter reflecting the impact of debt raised to finance the Pechiney transaction together with debt assumed upon acquisition.  Compared to the first quarter of 2004, interest expense was down US$7 million mainly due to a reduced level of debt throughout the second quarter.

Investments in entities over which Alcan has significant influence but does not control are accounted for using the equity method.  Equity income was US$17 million in the second quarter compared to US$11 million a year earlier and US$16 million in the prior quarter.

The Company's effective tax rate on income from continuing operations was 33% in the second quarter and 32% year to date.

Cash Flow and Debt

Cash generated from operating activities in continuing operations was US$457 million in the second quarter of 2004 as compared to US$374 million a year earlier.  After dividends of US$57 million and capital expenditures of US$274 million, free cash flow (defined below) from continuing operations was US$126 million for the second quarter of 2004.  Free cash flow from continuing operations was US$123 million a year earlier.  Capital expenditures were higher in the current year's quarter as a result of the inclusion of Pechiney's spending, as well as for expenditures related to the expansion of the Alouette smelter in Quebec.

Debt as a percentage of invested capital at June 30, 2004 was 46%, down from 47% at the end of the first quarter.

OUTLOOK AND EARNINGS SENSITIVITIES

The average LME 3-mos price increased by about US$20 per tonne during the second quarter of 2004 to US$1,686 per tonne, reflecting stronger industry fundamentals.  During the second quarter of the year, total unwrought aluminum inventories dropped by 230 kt and North American premia remained at historic highs.  Western World primary production has been fairly stable since the beginning of the year, while the year-to-date Chinese net unwrought exports were down 31% on the same period last year.  Finally, aluminum consumption has continued to increase at above its historic trend, driven by higher industrial production in most economies.

Alcan expects world demand for primary aluminum to grow by 8.3% in 2004.  In terms of supply, Alcan believes that higher primary aluminum production in China and Africa will contribute to an increase of 5.5% in world supply.  With demand increasing faster than production, Alcan forecasts a market deficit of 590 kt for 2004, slightly greater than the deficit that was forecast at the end of the first quarter.

As of August 5, 2004, Alcan estimates the annualized after-tax impact of currency and LME price movements on net income from continuing operations as follows:

	Change in rate / price	US$M	US$ / share
Economic impact of changes in period-average exchange rates
Euro	US$0.01	(1)	(0.00)
Canadian dollar	US$0.01	(11)	(0.03)
Australian dollar	US$0.01	(4)	(0.01)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	US$0.01	(17)	(0.05)
Australian dollar	US$0.01	(2)	(0.01)
Economic impact of changes in period-average LME prices*
Aluminum	US$100/t	175	0.48

* Realized prices across Alcan's total product portfolio generally lag LME price changes by an average of 3 to 6 months. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the Company's portfolio of operations.

ALCAN INC.

Alcan is a multinational, market-driven company and global leader in aluminum and packaging, as well as aluminum recycling.  With world-class operations in primary aluminum, fabricated aluminum as well as flexible and speciality packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is even better positioned to meet and exceed its customers' needs for innovative solutions and service.  Alcan employs 88,000 people and has operating facilities in 63 countries.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon.  The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Generally Accepted Accounting Principles.

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Free cash flow" consists of cash from operations less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Thursday, August 5, 2004 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements, investor presentation and supplementary information) is available at www.alcan.com., using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

MEDIA CONTACT: Anik Michaud	INVESTMENT CONTACT: Corey Copeland
Tel.: (514) 848-8544	Tel.: (514) 848-8368

Conference call numbers:	Conference call numbers:
North America (800) 470-5906	North America (800) 289-6406
Local & overseas (212) 896-6121	Local & overseas (212) 346-0104

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME
(unaudited)

	Second Quarter		Six Months
Periods ended June 30	2004	2003*	2004	2003*
(in millions of US$, except per share amounts)
Sales and operating revenues	6,252	3,505	12,330	6,754

Costs and expenses
Cost of sales and operating expenses	4,922	2,838	9,925	5,452
Depreciation and amortization	329	216	669	424
Selling, administrative and general expenses	374	177	782	341
Research and development expenses	58	32	119	61
Interest (note 4)	87	54	181	101
Other expenses (income) - net	55	20	56	56
	5,825	3,337	11,732	6,435
Income from continuing operations before income taxes and
other items	427	168	598	319
Income taxes	140	144	191	285
Income from continuing operations before other items	287	24	407	34
Equity income	17	11	33	18
Minority interests	(15)	(12)	(26)	(13)
Income from continuing operations	289	23	414	39
Income (Loss) from discontinued operations	42	(115)	23	(119)
Income (Loss) before cumulative effect of accounting change	331	(92)	437	(80)
Cumulative effect of accounting change, net of income tax of $17	-	-	-	(39)
Net income (Loss)	331	(92)	437	(119)
Dividends on preference shares	1	1	3	3
Net income (Loss) attributable to common shareholders	330	(93)	434	(122)
Earnings (Loss) Per Share
Basic and diluted:
Income from continuing operations	0.78	0.07	1.12	0.11
Income (Loss) from discontinued operations	0.11	(0.36)	0.06	(0.37)
Cumulative effect of accounting change	-	-	-	(0.12)
Net income (Loss) per common share - basic and diluted	0.89	(0.29)	1.18	(0.38)
Dividends per common share	0.30	0.30	0.45	0.45

 *Excludes Pechiney, see note 2.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET
(unaudited)

	June 30, 2004	December 31, 2003
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	351	778
Trade receivables (net of allowances of $67 in 2004 and $88 in 2003)	3,794	3,128
Other receivables	789	681
Deferred income taxes	39	46
Inventories - Aluminum operating segments
- Aluminum	974	943
- Raw materials	429	398
- Other supplies	356	353
	1,759	1,694
- Packaging operating segment	403	395
- Pechiney	1,505	1,680
	3,667	3,769
Current assets held for sale	627	712
Total current assets	9,267	9,114

Deferred charges and other assets	1,618	1,591
Deferred income taxes	849	887
Property, plant and equipment
Cost (excluding Construction work in progress)	21,129	21,882
Construction work in progress	780	645
Accumulated depreciation	(8,734)	(8,216)
	13,175	14,311
Intangible assets (net of accumulated amortization of $99
in 2004 and $86 in 2003)	1,237	1,218
Goodwill	5,360	4,686
Long-term assets held for sale	89	141
Total assets	31,595	31,948

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd)
(unaudited)

	June 30, 2004	December 31, 2003
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,156	4,964
Short-term borrowings	1,024	1,764
Debt maturing within one year	445	341
Deferred income taxes	50	86
Current liabilities of operations held for sale	680	436
Total current liabilities	7,355	7,591

Debt not maturing within one year	7,724	7,437
Deferred credits and other liabilities	4,090	4,099
Deferred income taxes	1,271	1,702
Long-term liabilities of operations held for sale	317	323
Minority interests	341	519

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,588	6,461
Additional paid-in capital	120	128
Retained earnings	3,598	3,331
Common shares held by a subsidiary	(56)	(56)
Accumulated other comprehensive income	87	253
	10,337	10,117
	10,497	10,277

Total liabilities and shareholders' equity	31,595	31,948

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Second Quarter		Six Months
Periods ended June 30	2004	2003*	2004	2003*
(in millions of US$)

OPERATING ACTIVITIES

Net income (Loss)	331	(92)	437	(119)
Loss (Income) from discontinued operations	(42)	115	(23)	119
Income from continuing operations	289	23	414	-
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	-	-	-	39
Depreciation and amortization	329	216	669	424
Deferred income taxes	42	40	(4)	74
Equity income, net of dividends	(1)	5	(17)	(2)
Asset impairment provisions	1	9	6	12
Gain on sale of businesses and investments - net	(42)	(51)	(42)	(51)
Stock option compensation	2	2	4	4
Change in operating working capital
Change in receivables	(138)	109	(538)	58
Change in inventories	(11)	(31)	68	(61)
Change in payables and accrued liabilities	21	(46)	247	(30)
Change in deferred charges, other assets,
deferred credits and other liabilities - net	(83)	75	(104)	158
Other - net	48	23	50	21
Cash from operating activities in continuing operations	457	374	753	646

Cash used for operating activities in discontinued operations	(7)	(18)	(17)	(12)

Cash from operating activities	450	356	736	634

FINANCING ACTIVITIES

Proceeds from issuance of new debt	176	500	718	503
Debt repayments	(234)	(259)	(454)	(341)
Short-term borrowings - net	(149)	(76)	(380)	(107)
Common shares issued	8	3	33	8
Dividends - Alcan shareholders (including preference)	(56)	(50)	(113)	(100)
- Minority interests	(1)	(1)	(3)	(10)
Cash from (used for) financing activities in continuing operations	(256)	117	(199)	(47)

Cash from (used for) financing activities in discontinued
operations	(31)	19	(27)	17

Cash from (used for) financing activities	(287)	136	(226)	(30)

*Excludes cash flows of Pechiney, see note 2

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)
(unaudited)

	Second Quarter		Six Months
Periods ended June 30	2004	2003*	2004	2003*
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(274)	(200)	(538)	(317)
Business acquisitions and purchase of investments	(86)	(313)	(423)	(318)
Net proceeds from disposal of business, investments and other
assets	22	46	36	53
Cash used for investment activities in continuing operations	(338)	(467)	(925)	(582)

Cash from (used for) investment activities in discontinued
operations	21	(2)	16	(6)

Cash used for investment activities	(317)	(469)	(909)	(588)

Effect of exchange rate changes on cash and time deposits	(2)	3	(28)	4
Increase (Decrease) in cash and time deposits	(156)	26	(427)	20

Cash and time deposits - beginning of period	507	92	778	98
Cash and time deposits - end of period in continuing operations	351	118	351	118
Cash and time deposits - end of period in discontinued operations	-	-	-	-
Cash and time deposits - end of period	351	118	351	118

*Excludes cash flows of Pechiney, see note 2.

ALCAN INC.

(in millions of US$)

1.     CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial data presented has been restated.

The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

2.     BASIS OF PRESENTATION

The unaudited interim consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with United States generally accepted accounting principles for interim reporting and therefore should be read in conjunction with the most recent annual financial statements included in the Form 8-K filed on June 14, 2004.

On December 15, 2003, Alcan acquired Pechiney.  Pechiney refers to Pechiney, a French société anonyme, and where applicable, its consolidated subsidiaries.  The interim consolidated financial statements as at and for the quarter and six months ended June 30, 2004 include the operations of Pechiney.  The financial statements as at December 31, 2003 include only the balance sheet of Pechiney.  The interim consolidated financial statements for the quarter and six months ended June 30, 2003 do not include the operations of Pechiney.

3.     DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the second quarter of 2004, the Company recorded the sale of the Boxal Group and Suner.  The Boxal Group comprises facilities in France, the Netherlands, and Switzerland as well as a sales office in Germany. Suner comprises a facility in Spain.

Also in the second quarter of 2004, the Company classified in discontinued operations certain non-strategic trading operations previously reported in Pechiney World Trade.  The Company is pursuing potential purchasers and expects the sale of these trading operations to be completed by the end of 2004.

4.     CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the second quarter and six months of 2004 were $89 and $185, respectively (2003: $55 and $103) of which $2 and $4 (2003: $1 and $2) were capitalized.

5.     SALES AND ACQUISITIONS OF BUSINESSES

Joint Venture

On June 30, 2004, the Company announced the signing of a Memorandum of Understanding with Oman Oil Company (OOC) and with the Abu Dhabi Water and Electricity Authority (ADWEA) for a 20 percent equity interest in the development of a proposed 330-kilotonne per annum aluminum smelter project in Sohar, Oman.

The Company has the option of acquiring up to 60 percent of a planned second potline for an additional 330 kilotonnes per annum of aluminum.  The agreement provides that the Company would license its Pechiney  AP30 smelter technology and take a leading role in the construction and operation of the smelter.  Subject to successful completion of the project agreements and financing arrangements, construction is expected to commence in the second half of 2005 and result in the first metal production by the end of 2007.

6.     SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

The Company announced on May 18, 2004 its intention to pursue a spin-off to its shareholders of substantially all of the rolled products businesses held by the Company prior to its acquisition of Pechiney.  The proposed distribution will create the world's largest aluminum rolled products company.  The plan is for the new company to be domiciled in Canada with its executive office in the United States.  Applications are planned to list the shares of the new company on the New York and Toronto stock exchanges.

The on-going Alcan, with its global headquarters and executive offices in Montreal, Canada, would continue to have a position in bauxite and alumina, aluminum production, an engineered products business, as well as a flexible and specialty packaging business.  Following the separation, the Company would have revenues of approximately $20 billion.

The intended spin-off will be in the form of a pro-rata distribution of common stock of the new company.  The capital structure of the two companies at the time of the spin-off will be optimized according to their respective financial requirements and opportunities.  It is intended that Alcan would retain its current dividend policy, and that the new company would have its own dividend policy in place at the time of the transaction.  The transaction is contingent upon a number of conditions including the receipt of required regulatory approvals, definitive approval by the Company's Board of Directors, and Alcan shareholder approval.

On May 26, 2004, the Company announced that the planned strategic spin-off of substantially all of its rolled products businesses will have the collateral benefit of achieving the separation of competing businesses that Alcan agreed to last year in order to obtain necessary antitrust approvals for its acquisition of Pechiney.  The spin-off would accomplish the Company's requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities.  The Company and the European Commission held detailed discussions concerning the terms of and rationale for the proposed transaction and the asset composition of the entity to be spun-off.  As part of its planning for the proposed spin-off, the Company has taken into account the comments received from the European Commission.

On May 26, 2004, the Company and the U.S. Department of Justice (DOJ) executed and filed with the United States District Court in Washington, D.C. an Amended Final Judgement.  The amendment recognizes that the Company's proposed spin-off transaction provides an alternative remedy to the existing order to divest Ravenswood.  According to the terms of the amendment, either the sale of Ravenswood or the execution of the proposed spin-off will satisfy the Amended Final Judgement.  The Company has 180 days from the filing of the Amended Judgement to complete either the divestiture or the spin-off.  The DOJ may extend the period by up to 60 days.  The Company also agreed to continue operating the Ravenswood business separately.

Montreal, Canada
5 August 2004